Exhibit n (1)





                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the Registration Statement of the National Variable Life Insurance Account - Benefit Provider Segment, a Separate Account of National Life Insurance Company, on Form N-6 of our report dated February 28, 2003 relating to the financial statements of the National Life Insurance Company and our report dated April 4, 2003 relating to the financial statements of the National Variable Life Insurance Account - Benefit Provider Segment, all of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 1, 2003